Exhibit 99.1

News Release FOR IMMEDIATE RELEASE

Media Contact:
Julie Pekarek
Chief Marketing Officer
414.977.4254
jpekarek@merge.com

MERGE HEALTHCARE REPORTS BEST OPERATING INCOME IN THREE YEARS

Milwaukee, WI, July 30, 2009 - Merge Healthcare Incorporated (NASDAQ: MRGE), a health IT solutions provider, today announced financial results for the second quarter of 2009. These results are within the upper end of the range of revenue and the midpoint of the range of net income expectations previously announced.

Quarter Results:

Results compared to the prior quarter, as well as the same quarter in the prior year, are as follows (in millions):

	Q2 2009		Q1 2009	Q2 2008
Net sales	$15.4		$15.3	$13.3
Operating income (loss)	$4.1		$3.5	$(18.3)
Net income (loss)	$0.4	*	$2.8	$(18.2)
EBITDA	$2.8	*	$5.3	$(14.0)

*
Excluding the non-cash equity impairment charge discussed below, net income and EBITDA for the second quarter of 2009 would have been $4.0 million and $6.3 million, respectively.  These amounts are non-GAAP and meaningful as the impairment charge doesn’t impact our cash operations.  EBITDA is defined by Merge as earnings before interest expense (net), taxes, depreciation and amortization (which includes the amortization of stock-based compensation).

The second quarter of 2009 includes a $3.6 million non-cash write down of an equity interest in Eklin Medical Systems, Inc. (“Eklin”) as a result of the acquisition of Eklin by VCA Antech, Inc. (NASDAQ: WOOF)(“VCA”).  Merge will receive $1.4 million for its equity interest in Eklin, the majority of which will be collected in the third quarter of 2009.  Additionally, Eklin and Merge executed a new value added reseller (“VAR”) agreement that Eklin assigned to VCA through the acquisition. This new Eklin VAR agreement generated $2.2 million of additional revenue in the second quarter.

Diluted earnings per share in the second quarter of 2009 were $0.01, compared to a $0.05 in the first quarter of 2009 and a loss of $0.45 in the second quarter of 2008.

~ 1 ~

For comparison purposes, it should be noted that the second quarter of 2008 included the following charges:

•	$7.5 million for restructuring activities;
•	$1.1 million due to a trade name impairment;
•	$1.7 million related to the disposal of a French subsidiary; and
•	$3.0 million related to a shareholder lawsuit settlement.

In the second quarter of 2009, the cash balance increased by $0.3 million to $20.0 million at June 30, 2009.  The cash activity in the second quarter was impacted by $1.3 million of cash paid to acquire certain assets and related obligations from eko systems, inc. in April.

In addition, net accounts receivable increased by $0.8 million to $14.2 million, while deferred revenue decreased by $1.8 million to $13.0 million at June 30, 2009.  As a result of the VAR agreement with Eklin, $0.8 million of revenue deferred under a prior agreement was recognized in the second quarter of 2009.

Year-to-Date Results:

Merge’s financial results for the six months ended June 30, 2009, compared to the prior year are as follows (in millions):

	2009	2008
Net sales	$30.7	$27.1
Operating income (loss)	$7.7	$(26.7)
Net income (loss)	$3.3	$(26.0)
EBITDA	$8.1	$(19.1)

Diluted earnings per share in the six months ended June 30, 2009 were $0.06, compared to a loss of $0.70 in 2008.

Conference Call Information:

Merge will hold a public web cast today at 4:15 p.m. EDT to review these financial results and to provide an update on business operations and strategy. Immediately following, there will be a question and answer session.

Investors will have the opportunity to listen to the conference call via telephone or over the Internet at Merge Healthcare Web Cast.  To access the call, dial 1.800.221.2015 or 706.634.2159. The Conference ID Number to reference is 20416411.  A replay via the Internet or telephone will be available shortly after the call at http://www.merge.com/investor/conferencecall.asp.

~ 2 ~

Merge Healthcare Incorporated builds software solutions that automate healthcare data and diagnostic workflow, both to build a better electronic record of the patient experience, and also to enhance product development for health IT, device and pharmaceutical companies.  Merge products, ranging from standards-based development toolkits to fully integrated clinical applications, have been used by healthcare providers and researchers worldwide for over 20 years. Additional information can be found at www.merge.com.

# # #

Information included in this news release may contain forward-looking statements, concerning, among other things, Merge’s outlook, financial projections and business strategies, all of which are subject to risks, uncertainties and assumptions.  These forward-looking statements are identified by their use of terms such as “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “continue,” “potential,” “opportunity,” “project” and similar terms.  These statements are based on certain assumptions and analyses that Merge believes are appropriate under the circumstances.  Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected.  Merge can not guarantee that it will achieve these plans, intentions or expectations.  Forward-looking statements speak only as of the date they are made, and Merge undertakes no obligation to publicly update or revise any of them in light of new information, future events or otherwise, except as required by law.  Factors that could have a material adverse effect on operations and future prospects of Merge include, but are not limited to: market acceptance and performance of Merge’s products and services; the impact of competitive products and pricing; the risks and effects of its recent securities issues; the past restatement of our financial statements; the amount of the costs, fees, expenses and charges related to the acquisition of etrials Worldwide, Inc. (“etrials”); the ability of Merge Healthcare to integrate etrials successfully; whether the transaction will result in the enhancement of value and benefits to customers and to Merge Healthcare’s and etrials’ stockholders; general economic and business conditions; global economic growth and activity; industry conditions; and changes in laws or regulations. our ability to generate sufficient cash from operations to meet future operating, financing and capital requirements, including repayment obligations with respect to our outstanding indebtedness; risks associated with our prior delays in filings with the SEC or our ability to continue to meet the listing requirements of The NASDAQ Stock Market; the costs, risks and effects of various pending legal proceedings and investigations, including the formal investigation being conducted by the Securities and Exchange Commission and the pending settlements of certain class action and derivative lawsuits; and other risk factors detailed in our filings with the Securities and Exchange Commission.  These uncertainties and risks may cause our actual future results to be materially different than those expressed in our forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.  We undertake no obligation to update such forward-looking statements or any of such risks, uncertainties and other factors, except as required by law.

~ 3 ~

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2009	2008

Current assets:
Cash (including restricted cash)	$19,967	$17,848
Accounts receivable, net	14,191	12,779
Inventory	169	550
Prepaid expenses	1,349	1,509
Deferred income taxes	217	217
Other current assets	1,166	721
Total current assets	37,059	33,624

Property and equipment, net	1,599	1,974
Purchased and developed software, net	4,770	5,653
Customer relationships, net	2,057	2,291
Goodwill	1,770	-
Deferred tax assets	4,585	4,585
Investments	1,971	5,690
Other	50	920
Total assets	$53,861	$54,737

Current liabilities:
Accounts payable	$3,351	$4,036
Accrued wages	1,663	1,590
Restructuring accrual	549	1,173
Deferred revenue	12,591	16,150
Note payable	14,489	-
Other accrued liabilities	2,333	2,421
Total current liabilities	34,976	25,370

Note payable	-	14,230
Deferred income taxes	39	39
Deferred revenue	375	644
Income taxes payable	5,449	5,418
Other	122	195
Total liabilities	40,961	45,896

Total shareholders' equity	12,900	8,841
Total liabilities and shareholders' equity	$53,861	$54,737

~ 4 ~

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net sales
Software and other	$9,020	$6,280	$17,704	$12,335
Services and maintenance	6,333	7,035	12,958	14,723
Total net sales	15,353	13,315	30,662	27,058
Cost of sales
Software and other	880	1,329	2,110	2,528
Services and maintenance	2,373	3,168	4,523	6,943
Amortization	623	716	1,273	1,432
Total cost of sales	3,876	5,213	7,906	10,903
Gross margin	11,477	8,102	22,756	16,155
Operating costs and expenses:
Sales and marketing	1,826	2,311	3,498	5,673
Product research and development	2,543	3,485	4,814	8,220
General and administrative	2,104	8,452	5,356	14,610
Acquisition-related expenses	339	-	339	-
Trade name impairment, restructuring and other expenses	-	10,705	-	12,067
Depreciation, amortization and impairment	546	1,458	1,094	2,300
Total operating costs and expenses	7,358	26,411	15,101	42,870
Operating income (loss)	4,119	(18,309)	7,655	(26,715)
Other income (expense)	(3,652)	(272)	(4,324)	302
Income (loss) before income taxes	467	(18,581)	3,331	(26,413)
Income tax expense (benefit)	21	(384)	43	(384)
Net income (loss)	$446	$(18,197)	$3,288	$(26,029)

Net income (loss) per share - basic	$0.01	$(0.45)	$0.06	$(0.70)
Weighted average number of common
shares outstanding - basic	56,278,744	40,251,186	56,291,586	37,088,684

Net income (loss) per share - diluted	$0.01	$(0.45)	$0.06	$(0.70)
Weighted average number of common
shares outstanding - diluted	57,905,444	40,251,186	57,513,818	37,088,684

~ 5 ~

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$3,288	$(26,029)
Adjustments to reconcile net income (loss) to
net cash provided by (used in) operating activities:
Depreciation, amortization and impairment	2,367	3,732
Share-based compensation	885	3,534
Loss on disposal of subsidiary	-	1,713
Amortization of note payable issuance costs & discount	552	74
Unrealized loss on investment	3,553	-
Trade name impairment	-	1,060
Provision for doubtful accounts receivable and sales returns, net of recoveries	264	22
Deferred income taxes	-	(384)
Net change in assets and liabilities (net of effects of acquisitions and dispositions)	(7,501)	5,912
Net cash provided by (used in) operating activities	3,408	(10,366)
Cash flows from investing activities:
Cash paid for acquisitions	(1,250)	-
Purchases of property, equipment and leasehold improvements	(91)	(482)
Change in restricted cash	258	-
Net cash used in investing activities	(1,083)	(482)
Cash flows from financing activities:
Proceeds from issuance of term note, net of non-cash discount of $510	-	14,490
Proceeds from issuance of Common Stock	-	5,479
Note and stock issuance costs paid	-	(2,386)
Proceeds from exercise of stock options and employee stock purchase plan	52	30
Net cash provided by financing activities	52	17,613
Effect of exchange rate changes on cash	-	(33)
Net increase in cash	2,377	6,732
Cash and cash equivalents, beginning of period (net of restricted cash) (1)	17,227	13,637
Cash and cash equivalents, end of period (net of restricted cash) (2)	$19,604	$20,369

(1)	Restricted cash of $621 and $363 at December 31, 2008 and 2007, respectively.
(2)	Restricted cash of $363 and $363 at June 30, 2009 and 2008, respectively.